Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Shareholders of FEI Company
Hillsboro, Oregon

We consent to the use in Registration Statement Nos. 333-44954, 333-92629, 333-92631, 333-57331, 333-32911, and 333-08863 of FEI Company on Form S-8 of our report dated February 10, 2003 (which report includes an explanatory paragraph referring to the implementation of Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), appearing in this Annual Report on Form 10-K of FEI Company for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Portland, Oregon
March 28, 2003

EX — 23.1